Exhibit 99.1

Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
Tel: 305-599-1800
Fax: 305-406-1960
www.mastec.com

For Immediate Release
MasTec Reports Fourth Quarter 2007 Results and Issues 2008 Guidance
Coral Gables, FL (February 27, 2008) — MasTec, Inc. (NYSE: MTZ) today announced results for the quarter and year ended December 31, 2007.
For the quarter ended December 31, 2007, income from continuing operations was $9.9 million, or $0.15 diluted earnings per share, on revenue of $273.6 million. This compares with income from continuing operations of $9.3 million, or $0.14 per diluted share, on revenue of $240.1 million in the prior year quarter.
For the year ended December 31, 2007, income from continuing operations was $6.3 million, or $0.09 diluted earnings per share, on revenue of $1.04 billion. This compares with income from continuing operations of $40.0 million, or $0.62 per diluted share, on revenue of $940.4 million for the prior year. Excluding the previously disclosed $39.3 million charge for the acceleration of the settlement of legacy litigation, claims and other disputes, non-GAAP income from continuing operations was $45.5 million, or $0.67 per diluted share.
The Company is optimistic regarding its outlook for 2008.
The Company expects 2008 revenue of $1.125 billion to $1.160 billion, an 8% to 12% increase over 2007. Earnings per diluted share from continuing operations in 2008 is expected to be between $0.85 and $0.90. This represents a 27% to 34% increase over 2007 non-GAAP income from continuing operations of $0.67 per diluted share.
The first quarter has historically been the Company’s softest quarter due to the slow beginning of our customers’ annual budget processes and general winter weather conditions, which prevent many activities and also reduce overall efficiency and productivity. Although the Company does not normally give quarterly guidance, revenue for the first quarter of 2008 is expected to be between $250 million and $260 million, with diluted earnings per share from continuing operations of $0.11 to $0.12.
The annual and quarterly guidance does not include any of the impact of our previously disclosed legacy litigation, either positive or negative.

Jose Mas, MasTec’s President and Chief Executive Officer, commented, “We spent a lot of time and effort getting legacy issues behind us in 2007. We also worked hard in improving our operations, growing our business and positioning the Company to take advantage of the opportunities before us. We are off to a good start in 2008 and are encouraged by the activity in our markets despite the overall economic conditions.”
The following tables set forth the financial results for the periods ended December 31, 2007 and 2006:
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

			Three Months Ended
	Year Ended December 31,		December 31,
	2007	2006	2007	2006
Revenue	$1,037,779	$940,421	$273,635	$240,060
Costs of revenue	891,606	808,142	236,391	207,394
Depreciation	16,988	14,490	4,843	3,852
General and administrative expenses	114,723	73,353	19,377	19,336
Interest expense, net of interest income	9,236	10,083	2,100	2,045
Other income (expense), net	3,516	7,991	(768)	3,000

Income from continuing operations before benefit for income taxes and minority interest	8,742	42,344	10,156	10,433
Minority interest	(2,459)	(2,294)	(210)	(1,114)

Income from continuing operations	6,283	40,050	9,946	9,319
Discontinued operations:
Loss from discontinued operations, net	(13,611)	(90,398)	(2,689)	(24,164)

Net Income (Loss)	$(7,328)	$(50,348)	$7,257	$(14,845)

Basic net income (loss) per share:
Continuing operations	$0.10	$0.63	$0.15	$0.14
Discontinued operations	(0.21)	(1.42)	(0.04)	(0.37)

Total basic net income (loss) per share	$(0.11)	$(0.79)	$0.11	$(0.23)

Basic weighted average common shares outstanding	66,147	63,574	66,912	65,128

Diluted net income (loss) per share:
Continuing operations	$0.09	$0.62	$0.15	$0.14
Discontinued operations	(0.20)	(1.39)	(0.04)	(0.36)

Total diluted net income (loss) per share	$(0.11)	$(0.77)	$0.11	$(0.22)

Diluted weighted average common shares outstanding	67,626	65,119	68,122	66,317

Condensed Consolidated Balance Sheets
(In thousands)

	December 31
	2007	2006
Assets
Current assets	$367,407	$339,920
Property and equipment, net	81,939	61,212
Goodwill	202,829	151,600
Deferred taxes, net	30,386	49,317
Other assets	28,188	43,405
Long-term assets held for sale	—	659

Total assets	$710,749	$646,113

Liabilities and Shareholders’ Equity
Current liabilities	$207,945	$175,878
Other liabilities	27,960	36,521
Long-term debt	160,279	128,407
Long-term liabilities related to assets held for sale	—	596
Shareholders’ equity	314,565	304,711

Total liabilities and shareholders’ equity	$710,749	$646,113

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2007	2006
Net cash provided by operating activities	$68,698	$46,394
Net cash used in investing activities	(62,457)	(94,732)
Net cash provided by financing activities	32,756	81,783

Net increase in cash and cash equivalents	38,997	33,445
Net effect of translation on cash	9	(187)
Cash and cash equivalents—beginning of period	35,282	2,024

Cash and cash equivalents—end of period	$74,288	$35,282

MasTec will hold a conference call to discuss these results on February 28, 2008 at 10:30 a.m. Eastern time. The call-in number for the conference call is (913) 312-0981 and the replay number is (719) 457-0820, with a pass code of 1076450. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of our website at www.mastec.com. MasTec has filed its Form 10-K annual report with the Securities and Exchange Commission, which is available, free of charge, through the investor relations page of the Company’s website, or by request through MasTec’s investor relations department.
MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.

MasTec, Inc.
Reconciliation of Non-GAAP Disclosures- Unaudited

	For the Year Ended
	December 31, 2007
Reconciliation of Earnings per Share,
excluding charges for legacy
litigation, claims and other disputes:	Per Share	Total (000s)
Income from continuing operations per common share, in accordance with GAAP - diluted	$0.09	$6,283
Charge for settlement of litigation, claims and other disputes	0.58	39,260

Income from continuing operations per common share, excluding charge for settlement of litigation, claims and other disputes- diluted	$0.67	$45,543

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenues, margins and earnings per share may differ from that projected; that we may be impacted by business and economic conditions affecting us or our customers, including economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve and any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our recently sold DOT projects and assets; restrictions imposed by our credit facility and senior notes; the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.

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